EXHIBIT 5

Scientific-Atlanta, Inc. Office of the General Counsel 5030 Sugarloaf Parkway Lawrenceville, Georgia 30044	Michael C. Veysey Senior Vice President, General Counsel and Corporate Secretary Telephone: (770) 236-5000
November 3, 2005

Scientific-Atlanta, Inc.

5030 Sugarloaf Parkway

Lawrenceville, Georgia 30044

Re:	Registration Statement on Form S-8 for the Scientific-Atlanta, Inc. Non-Employee Directors Stock Option Plan

Ladies and Gentlemen:

As General Counsel of Scientific-Atlanta, Inc., a Georgia corporation (the “Company”), I am furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) registering 15,000 shares of the Company’s common stock, par value $0.50 per share, together with associated preferred stock purchase rights (the “Common Stock”), for issuance under the Company’s Non-Employee Directors Stock Option Plan (the “Plan”).

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, I am of the opinion that the 15,000 shares of Common Stock covered by such Registration Statement, when issued in accordance with the terms of the Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,

/s/ Michael C. Veysey
Michael C. Veysey